EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Advanced BioEnergy, LLC on Form SB-2 (No. 333-137299) of our report dated January 25, 2006, relating to our audit of the financial statements of Heartland Grain Fuels which appears in the Current Report on Form 8-K/A of Advanced BioEnergy, LLC, dated December 22, 2006.

/s/ Gardiner Thomsen, P.C.

GARDINER THOMSEN, P.C.

Des Moines, Iowa

December 22, 2006